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                                                                   EXHIBIT 10.26


                           TRANSLATION FROM SPANISH


(National coat of arms which is read as follows: UNITED MEXICAN STATES COMMUNICATION AND TRANSPORTATION SECRETARIAT)

                                               Seal: 4991 (stamped in all pages)

PERMIT GRANTED BY THE COMMUNICATION AND TRANSPORTATION SECRETARIAT, HEREINAFTER "THE SECRETARIAT" TO SERVICIOS DE INFRAESTRUCTURA, S.A. DE C.V. TO PROVIDE PACKAGE SWITCHING DATA TRANSMISSION SERVICES.

                                  ANTECEDENTS

1. Servicios de Infraestructura, S.A. de C.V. hereinafter "THE LICENSEE" is a business company duly constituted under the Mexican laws, same that has credited its legal status by means of the public document No. 6929 authenticated before the faith of the Notary Public No. 40 in and for the City of Naucalpan de Juarez, State of Mexico.

2. The legal representative of "THE LICENSEE" credited his legal status by the Notarized Testimony No. 6929 issued on March 31, 1992 before the faith of the Notary Public No. 40 in and for the City of Naucalpan de Juarez, State of Mexico.

3. On July 29 of 1994, "THE LICENSEE" requested in writing to "THE SECRETARIAT" a permit to provide package switching data transmission services.

According to the antecedents and based on the provisions of Articles 3, 8, 9, 40, 41, 48 and other related articles of the Communication General Thoroughfare Law; 3, 6, 8, 30, 32, 34, 35 and 38 of the Telecommunication Regulations and 22 of the Transportation and Communication Secretariat By-Laws, it is hereby granted the following

                                    PERMIT

The Federal Government by means of "THE SECRETARIAT" grants a permit to Servicios de Infraestructura, S.A. de C.V. so that the latter renders, at national level, the package switching data transmission services using as support for the sending of signals, telecommunication public networks duly authorized by "THE SECRETARIAT", same that is described below:

     PACKAGE SWITCHING DATA TRANSMISSION SERVICES.- The service consists of providing users the communication of data by means of a system configured by a set of nodes equipped with package switches and data concentrators, a system control center and by means of the links, channels and telecommunication circuits necessary for the interconnection of nodes between each other as well as to allow users to have access to the system.
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This permit is hereby granted according to the following

                                  CONDITIONS

1. The present permit is ruled by the Communication General Thoroughfare Law, by the Telecommunication Regulations, by the Federal Rights Law and by every legislation that may be issued and applicable to the subject; by the subscribed Agreements, Covenants and Treaties and by any related instruments that may be subscribed and ratified in future by the Mexican Government and by the conditions stipulated in this permit.

2. The present permit only covers the provision of the package switching data transmission service with the characteristics stated in the approved technical memory same that is an integral part of the same. "THE LICENSEE" may provide, previous specific permit, direct value added telecommunication services by means of a separate accountancy or throughout filials or subsidiaries when "THE SECRETARIAT" may indicate it.

3. "THE LICENSEE" shall initially provide the data transmission service subject matter of the present permit by means of 2 nodes located in Mexico city, Federal District and Monterrey, N. L. The system's center of control in Mexico City and the initial total capacity shall be 144 ports.

    The system shall support protocols from the Telecommunication
    Standardization Sector (previously CCITT) X.3, X.28, X.29 for asynchronous terminals; X.25 for synchronous terminal; X.32 for switched telephone public network access; X.75 for interconnection with similar networks and other protocols that may be defined in order to ensure the rendering of the service under open network architecture criteria.

4. Any amendment to the above stated shall be previously submitted to "THE SECRETARIAT", same that shall resolve everything related to the requested amendments. "THE LICENSEE" shall previously obtain the corresponding permits from "THE SECRETARIAT" for the installation and operation of supplementary local networks of telecommunications or national links via satellite it intends to operate for the rendering of the services object of this permit.

5. "THE LICENSEE" shall submit, to get the approval, within a 6 month period following the issuance of this permit, its network numbering plan same that shall conform to the specified in the national standards and in the international recommendation applicable to the subject.

6. "THE LICENSEE" shall continuously and efficiently provide the package switching data transmission service complying with the quality operating standards stated by "THE SECRETARIAT".

7. "THE LICENSEE" shall install and start the rendering of the service subject matter of this permit within the next six month period from the date of the present permit and

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    notify it to "THE SECRETARIAT" within the 15 day period following the starting of its operation.

8. For the rendering of the telecommunication service herein licensed, only telecommunication public networks duly authorized by "THE SECRETARIAT" shall be used both for the communications required by "THE LICENSEE" as well as for those needed for the access of users to the system.

9. "THE SECRETARIAT" reserves the right to grant other permit or permits in favor of third parties so that the latter are able to exploit, within the same geographic area or in a different area, services that are identical or similar to the services subject matter of this permit.

10. The operation of the services and the permit related installations shall not interfere with other authorized telecommunication services or networks, nor affect their quality; otherwise, "THE LICENSEE" shall make any amendment that may be necessary at satisfaction of "THE SECRETARIAT" in order to avoid or eliminate them.

11. The telecommunication equipment used in the rendering of the services object of this permit shall be homologated by "THE SECRETARIAT". Also, "THE LICENSEE" shall connect to the system any terminal equipment of user that is homologated by "THE SECRETARIAT", therefore it shall not oblige the user to acquire any equipment together with it, nor other goods or services as a condition to have the service provided.

12. "THE LICENSEE" shall use the most advanced technology that is available for the installation of its system and shall carry out any extension and modification according to the technological breakthroughs allowing the rendering of an efficient service in terms of quality and coverage.

13. If the service is suspended for a period over 72 consecutive hours, "THE LICENSEE" shall grant an allowance to the users for the part of the fee corresponding to the time that such shutoff may last even when the suspension results from acts of God or force majeure and without prejudice of the administrative sanction that may be applicable.

14. "THE LICENSEE" shall submit to "THE SECRETARIAT" within the following 60 natural day period from the term of this permit, the basis and criteria of commercialization used with users for the services provided by the latter. The amendments to such basis and criteria shall be notified to "THE SECRETARIAT" within the following 30 natural day period from their execution.

15. "THE LICENSEE" shall be the only responsible before users for the rendering of the licensed services, therefore, "THE SECRETARIAT" is released from any liability that may emerge.

16. As conditions of this permit the stipulations provided in the Telecommunication bylaws related to the inspection, surveillance, warranties, rights, obligations, sanctions, supply of information, economic competence, operation of subsidiaries or filial corporations,

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    subsidies to service, accountancy, fees, interconnection and those applicable to the specific service being authorized are considered.

17. If it may be necessary to agree with some foreign government the interconnection of the system, "THE LICENSEE" shall carry out before the Mexican Government, by means of "THE SECRETARIAT" any transaction that may be necessary for the celebration of the respective agreement. The interconnection contracts celebrated with national or foreign companies shall be previously sanctioned by "THE SECRETARIAT" same that may amend them when it deems that they damage the interests of other network operators, of the user of the service or of the country as a whole.

18. "THE LICENSEE" shall cover the fees stipulated in the Federal Rights Law in relation to its permit.

19. "THE LICENSEE" shall pay to the Federal Government, as a contribution, in accordance with Article 110 of the Communication General Thoroughfare Law 5% of the fee income obtained from the licensed services.

    "THE LICENSEE" shall cover such contribution every three month period within the first month after the end of the respective quarter, in national currency, in the offices of "THE SECRETARIAT" and by a document issued to the latter. Likewise, it shall submit before "THE SECRETARIAT" a copy of the evidences of the quarterly payment as well as the financial statements evidencing the correct sum of their contribution to the Federal Government.

20. In no case "THE LICENSEE" may directly or indirectly transfer nor assess, alienate or grant as a trust the present permit and the rights derived from it to third parties, without the previous approval of "THE SECRETARIAT".

21. "THE LICENSEE" shall allow the inspecting officers from "THE SECRETARIAT" who are duly credited, the access to its facilities all the times that may be necessary in order to examine them and verify them both, technically and administratively.

22. "THE LICENSEE" shall submit to "THE SECRETARIAT" for the latter's approval, the fee that it may apply to the rendering of the services object of this permit as well as the modifications made to the same.

23. "THE LICENSEE", in no case, may apply preferential practices preventing the equitably in the rendering of the service object of this permit or of any other it may support on.

24. "THE LICENSEE" shall submit to "THE SECRETARIAT", every year, the configuration of its installations object of the present permit, including the amount of subscribers and the way to link the nodes to have access to the network, as well as the number and location of the switching nodes, concentrators and ports for each population where the service is operated, as well as the investments that may be made.

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25. "THE LICENSEE" shall provide to "THE SECRETARIAT" the reports and data that may be requested by the latter such as statistics of service, user reports, technical and financial documents or any other that may be requested and related to the rendering of the service.

26. "THE LICENSEE" shall participate in the elaboration of the national technical standards related to the service subject matter of this permit when "THE SECRETARIAT" may request it.

27. When "THE LICENSEE", because it may deem that it is convenient for its interests, does not wish to continue providing the services object of this permit or allow the reduction of the coverage or amount of the same, it shall notify it to "THE SECRETARIAT" within a 30 day period in advance so that the latter issues the related resolution according to the provisions of law.

28. In order to ensure the compliance with the obligations derived from this permit, "THE LICENSEE" shall constitute a bond within a 30 natural day period, with an authorized bonding company for the sum of N$1,000,000.00 (One Million New Pesos 00/100 Nat. Cy.) before the Federation Treasury, in favor of "THE SECRETARIAT". This bond shall be in force during the term of the permit. "THE LICENSEE" shall increase it within a period not exceeding 10 working days from the day following the date of reception of the respective notice, when "THE SECRETARIAT" may deem it necessary.

    The policy issued of the related bond shall be contracted according to the form of bond approved by the Federation Treasury and according to the provisions of the applicable laws.

29. The exercise of the rights of the present permit implies the unconditional acceptance of all its term by "THE LICENSEE".

30. The present permit shall be in force for 20 years from the date of the same and shall be extended for period of another 20 years, provided that "THE LICENSEE" may have met the conditions imposed by this permit and that it requests it within a 5 year period previous to its expiration and that it accepts the new conditions for the rendering of the service that "THE SECRETARIAT" may impose taking into consideration the public interest.

31. This permit may be revoked in case of noncompliance with the stipulations comprised in the Telecommunication By-Laws or as a result of any of the causes indicated below:

    I. Failure to efficiently and regularly render the services subject matter of this permit, in spite of the related warning by "THE SECRETARIAT".

    II. In case of total or partial suspension of the services without the previous authorization from "THE SECRETARIAT" and without a justified cause.

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    III.  In case of a reiterated noncompliance with the obligations imposed in this permit previous warning in writing by "THE SECRETARIAT".

    IV. Due to the non conformance to the technical parameters that "THE SECRETARIAT" may state for the operation of the services subject matter of this permit.

    V. Due to the rendering of telecommunication services not comprised in this permit without the previous authorization of "THE SECRETARIAT".

    VI. Due to the lack of notice to "THE SECRETARIAT" on the modifications made to its authorized installations or in relation to the conditions in which services are operated.

    VII. In case of assignment, transfer, mortgage, assessment or alienation of any nature of all or part of this permit or the rights derived from the same to a third party without the previous approval by "THE SECRETARIAT".

    VIII. Due to declared bankruptcy or as a result of a judicial resolution.

The revocation of this permit shall be subject to the procedure provided under
Article 34 of the Communication General Thoroughfare Law.

In Mexico City, Federal District on this _______________________ of 1994.

EFFECTIVE SUFFRAGE NOT REELECTION
THE C.E.O.
ILLEGIBLE SIGNATURE
JOSE MARIA RIVAS MONCAYO, ESQ.

INITIALS.

On the left margin of this page a first rectangular seal is stamped same that is read as follows:
CTS
OCT/11/1994

On the left margin of this page a second rectangular seal is stamped same that is read as follows:

CPSHO
COMMUNICATON POLICIES AND STANDARDS HEAD OFFICE
OCTOBER 11, 1994
MAIL
ILLEGIBLE

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